                                                Filed Pursuant To Rule 424(b)(3)
                                                     Registration No. 333-39642


                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED SEPTEMBER 7, 2000)

                                  $258,750,000

                             AMKOR TECHNOLOGY, INC.

      5% Convertible Subordinated Notes due 2007 (the "Convertible Notes")
                                      and
       the Common Stock Issuable Upon Conversion of the Convertible Notes
                           -------------------------

     This prospectus supplement relates to the resale by the holders of Amkor Technology, Inc. 5% Convertible Subordinated Notes due 2007 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the Convertible Notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 7, 2000, including any amendments or supplements thereto. The terms of the Convertible Notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                   PRINCIPAL AMOUNT AT   PERCENTAGE     NUMBER OF
                                       MATURITY OF           OF         SHARES OF
                                    CONVERTIBLE NOTES    CONVERTIBLE   COMMON STOCK   PERCENTAGE OF
                                   BENEFICIALLY OWNED       NOTES      THAT MAY BE     COMMON STOCK
              NAME                  THAT MAY BE SOLD     OUTSTANDING     SOLD(1)      OUTSTANDING(2)
              ----                 -------------------   -----------   ------------   --------------
Canyon Value Realization (Cayman)
  Ltd............................    $11,000,000.00        4.25121%      191,838         0.12618%
CIBC World Markets...............      4,500,000.00        1.73913        78,479         0.05166
Delphi Financial Group, Inc......        500,000.00        0.19324         8,720         0.00574
Deutsche Bank Securities, Inc....      2,230,000.00        0.86184        38,891         0.02561
Value Realization Fund, LP.......      8,000,000.00        3.09179       139,519         0.09180
Value Realization Fund B, LP.....        500,000.00        0.19324         8,720         0.00574

-------------------------
(1) Assumes conversion of all of the Convertible Notes at a conversion price of $57.34 per share of common stock. However, this conversion price will be subject to adjustment as described in the prospectus. As a result, the amount of common stock issuable upon conversion of the Convertible Notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 151,838,318 shares of the common stock outstanding as of August 15, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Convertible Notes. However, we did not assume the conversion of any other holder's Convertible Notes.

     We prepared this table based on the information supplied to us on or before September 5, 2000 by the selling securityholders named in the table.

                  The date of this prospectus is September 8, 2000.